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                                                                    EXHIBIT 12.1


                      CRESCENT REAL ESTATE EQUITIES COMPANY

                Computation of Ratio of Earnings to Fixed Charges
                             (dollars in thousands)

                                             FOR THE NINE MONTHS                           FOR THE YEAR ENDED
                                           ENDED SEPTEMBER 30, 2003      2002         2001         2000         1999         1998
                                           ------------------------    ---------    ---------    ---------    ---------    ---------
Income from continuing operations before
  minority interests and income tax                       $  (2,079)   $  93,050    $  16,199    $ 290,901    $  13,343    $ 183,210
Distributions received in excess of
  earnings from unconsolidated companies                      2,770       16,612       13,874        3,897           --        9,308
Equity in (earnings) loss net of
  distributions received from
  unconsolidated companies                                   (6,377)      (3,962)        (476)     (10,641)     (17,202)          --
Interest Expense                                            129,298      179,059      182,194      202,960      192,033      152,214
Portion of rent expense representative
  of interest                                                   221          829          857          889          819          769
Amortization of Deferred Financing Costs                      7,751       10,178        9,327        9,497       10,283        6,486
                                                          ---------    ---------    ---------    ---------    ---------    ---------
Earnings                                                  $ 131,584    $ 295,766    $ 221,975    $ 497,503    $ 199,276    $ 351,987
                                                          =========    =========    =========    =========    =========    =========

Interest Expense                                          $ 129,298    $ 179,059    $ 182,194    $ 202,960    $ 192,033    $ 152,214
Capitalized Interest                                         13,896       16,984        1,320        1,372           --          575
Amortization of Deferred Financing Costs                      7,751       10,178        9,327        9,497       10,283        6,486
GMAC Preferred Dividend                                          --        5,723       19,015       17,846           --           --
Portion of rent expense representative
  of interest                                                   221          829          857          889          819          769
Preferred dividends                                          19,725       21,749       13,500       13,500       13,500       13,500
                                                          ---------    ---------    ---------    ---------    ---------    ---------
Fixed Charges                                             $ 170,891    $ 234,522    $ 226,213    $ 246,064    $ 216,635    $ 173,544
                                                          =========    =========    =========    =========    =========    =========

Ratio of Earnings to Fixed Charges                             0.77         1.26         0.98         2.02         0.92         2.03
                                                          =========    =========    =========    =========    =========    =========